SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

                Data I/O Corporation

(Exact name of registrant as specified in its charter)

                Washington

(State of other jurisdiction of incorporation)

0-10394                              91-0864123

(Commission File Number)        (IRS Employer Identification No.)

6464 185th Avenue NE, Suite 101, Redmond, WA             98052

(Address of principal executive offices)                     (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

                Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 2 Pages

Item 7.01 Regulation FD Disclosure

Restructuring actions and related charge.

In light of the significant weakness in the company’s business during the first quarter of 2007 and the continuing weakness in wireless handset production, particularly in Asia, the management of Data I/O Corporation (“Data I/O”) finalized a plan (the “Plan”) on May 30, 2007, to streamline operations, maximize efficiency, and further reduce operating costs. This Plan includes a worldwide reduction in force of approximately 28 employees. Data I/O expects to incur a restructuring charge in connection with the Plan of approximately $450,000 with the expense occurring in the second quarter of 2007. Cash payments associated with the Plan will mostly be made in the second quarter with the balance paid out in the second half of 2007. The total restructuring charge represents primarily severance related costs as well as costs associated with closing a service office. The workforce reduction will impact functions related to operations, service, engineering, sales, marketing and administration within Data I/O, and will primarily be based in the United States but will also affect our German and China locations. The Plan is expected to be completed by the third quarter of 2007. Total annualized operating cash cost savings related to the reduction-in-force and other cost saving measures, excluding severance costs, are expected to be approximately $2.5 million. The Plan is expected to lower the Data I/O’s projected quarterly revenue breakeven point to approximately $5.3 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

May 31, 2007	By /s/ Joel S. Hatlen
Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer